Exhibit 10.5
AMENDMENT NO. 1 OF THE
SOUTHERN STATES BANCSHARES
2017 INCENTIVE STOCK COMPENSATION PLAN

This Amendment to the Southern States Bancshares 2017 Incentive Stock Compensation Plan is adopted as of the 21st day of December 2022 by Southern States Bancshares, Inc. (the “Company”), an Alabama corporation.

WHEREAS, the Company previously adopted the 2017 Incentive Stock Compensation Plan as of May 16, 2018, which was subsequently amended and restated on June 23, 2021 to include the original Plan and all amendments made through June 23, 2021 (the “Plan”);

WHEREAS, the Company desires to amend the Plan to authorize the granting of Restricted Stock Unit Awards.

NOW THEREFORE, the Plan is hereby amended as follows:

1.Article I of the plan, Section 1.02, Definitions, is amended as follows:

Section 1.02(h) is hereby deleted and replaced with the following:
(h) "Grant Date," as used with respect to a particular Option, Restricted Stock or Restricted Stock Unit Award, means the date as of which such Option, right, award or unit is granted by the Committee pursuant to the Plan.

Section 1.02(i) is hereby deleted and replaced with the following:
(i) "Grantee" means the person to whom an Option, Restricted Stock or Restricted Stock Unit Award is granted by the Committee pursuant to the Plan.

New Section 1.02(s) is hereby added, reading as follows:
(s) “Restricted Stock Unit Agreement” means the agreement between the Company and a Grantee under which the Grantee is granted a Restricted Stock Unit Award pursuant to the Plan.

New Section 1.02(t) is hereby added, reading as follows:
(t) “Restricted Stock Unit Award” means an award of one or more units representing the right to receive shares of the Company’s Common Stock in the future. Such award shall be granted by the Committee pursuant to the Plan and is restricted in a manner and for a specified period of time as determined by the Committee. Restricted Stock Units will be settled in shares of the Company’s Common Stock after satisfaction of vesting or other requirements as determined by the Committee. Prior Section 1.02(s) is renumbered as Section 1.02(u) and revised in its entirety to read as follows:
(u) “Restriction Period,” as used with respect to any Restricted Stock or Restricted Stock Unit Award granted under the Plan, means the period beginning on the Grant Date and ending at such time as the Committee, in its sole discretion, shall determine and during which the shares of Restricted Stock or Restricted Stock Units are subject to forfeiture, provided that after the period is determined by the Committee, it may, in its sole discretion, lengthen the period by as much as one calendar month or shorten it to any extent.

Prior Section 1.02(t) is renumbered as Section 1.02(v).

2. A new Article VI. Restricted Stock Unit Awards is hereby added to the Plan as follows:

Exhibit 10.5
ARTICLE VI.
RESTRICTED STOCK UNIT AWARDS

Section 6.01. Grant of Awards. The Committee may, from time to time, subject to the provisions of the Plan, grant Restricted Stock Unit Awards to eligible persons under appropriate Restricted Stock Unit Agreements. Shares of Common Stock available for Options are also available for settlement of Restricted Stock Unit Awards under the Plan.

Section 6.02. Award Requirements.

a.An award shall be evidenced by a Restricted Stock Unit Agreement specifying the number of units that are awarded and containing such terms and conditions not inconsistent with the Plan as the Committee shall determine to be applicable to that particular award, which agreement shall contain in substance at least the following terms and conditions:

i.Units awarded pursuant to Restricted Stock Unit Awards shall be subject to such conditions, terms, and restrictions and for such Restriction Period or periods as may be determined by the Committee.

ii.Units awarded may not be sold, assigned, transferred, exchanged, pledged, hypothecated, or otherwise encumbered. The Grantee awarded Restricted Stock Unit Awards shall have no voting rights nor any other rights of a stockholder until such time as shares of the Company’s Common Stock are issued in settlement of the units. The Committee reserves the right to apply dividends in the form as the Committee may determine.

iii.The Restricted Stock Unit Agreement shall specify the terms and conditions upon which any restrictions upon units awarded under the Plan shall lapse, as determined by the Committee. Upon lapse of such restrictions, certificates representing shares of Common Stock free of any restrictive legend, other than as may be required under Article IV of the Plan, shall be issued and delivered to the Grantee or his legal representative.
iv.Upon satisfying the terms of the Restricted Stock Unit Agreement, all Restricted Stock Unit Awards shall be settled in shares of Common Stock.

b.If a Grantee’s employment terminates during a Restriction Period as a result of death of the Grantee, all restrictions upon units awarded under the Plan shall lapse and certificates of Common Stock, free of any restrictive legend other than as may be required under Article IV of the Plan, shall be issued and delivered to the Grantee’s legal representative as full settlement of the Restricted Stock Unit Awards. If a Grantee’s employment terminates during a Restriction Period as a result of Retirement or Disability, the Committee shall, in its sole discretion, determine the extent to which restrictions shall be deemed to have lapsed, which may include the determination that all restrictions shall have lapsed, but in no event shall the Committee determine that the restrictions have lapsed to a lesser extent than is determined by multiplying the amount of the Restricted Stock Unit Award by a fraction, the numerator of which is the full number of calendar months such Grantee was employed during the Restriction Period and the denominator of which is the total number of full calendar months in the Restriction Period. If a Grantee’s employment terminates for any reason other than as described in the preceding two sentences, the Grantee shall be deemed not to have satisfied the restrictions associated with the Restricted Stock Unit Award unless the Committee determines otherwise in its sole discretion (in which event the extent to which restrictions will be deemed to have lapsed shall not exceed the amount determined pursuant to the formula set forth in the preceding sentence).

Section 6.03. Administration and Interpretation of Plan. Restricted Stock Unit Awards shall be administered as provided in Section 1.04 of the Plan, and references to “Options,” Option Agreements,” and “Option Period” in Section 1.04 shall include “Restricted Stock Unit Awards,” “Restricted Stock Unit Agreements” and “Restriction Period” as the context implies.